Exhibit 5.1

April 4, 2013

Alimera Sciences, Inc.

6120 Windward Parkway, Suite 290

Alpharetta, GA 30005

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Alimera Sciences, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing on April 4, 2013 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of a registration statement on Form S-3, as thereafter amended or supplemented (the “Registration Statement”), relating to the offering of up to 19,548,871 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”) representing: (i) 12,658,228 shares of Common Stock issuable upon voluntary conversion of the Company’s Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”) held by certain security holders of the Company (the “Selling Stockholders”), (ii) 3,797,468 shares of Common Stock issuable directly upon exercise of certain warrants held by the Selling Stockholders (the “Warrants”), and (iii) 3,093,175 shares of Common Stock that may become issuable upon the conversion of the Series A Preferred Stock and directly upon the exercise of the Warrants held by the Selling Stockholders in the event that the conversion rate of the Series A Preferred Stock is adjusted because of the occurrence or non-occurrence of certain events as described in the Company’s Certificate of Designation of Series A Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on October 1, 2012 (the “Certificate of Designation”). All of the Shares are being registered on behalf of the Selling Stockholders.

As counsel to the Company, in connection with this opinion, we have examined the Registration Statement, the Certificate of Designation and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness of all signatures, the legal capacity of natural persons, the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials, of the Selling Stockholders and of officers and representatives of the Company.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

Subject to the foregoing and the other matters set forth herein, as of the date hereof:

1. When the Shares issuable upon conversion of the Series A Preferred Stock have been issued following the conversion of the Series A Preferred Stock pursuant to the terms of the Certificate of Designation, the issuance of such Shares will have been duly authorized and such Shares will be validly issued, fully paid and non-assessable.

2. When the Shares directly issuable upon the exercise of the Warrants have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor in the circumstances contemplated by the Warrants, the issuance of such Shares will have been duly authorized and such Shares will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as Exhibit 5.1 to the Registration Statement, and further consent to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. This opinion may be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Very truly yours,

/s/ Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

GUNDERSON DETTMER STOUGH VILLENEUVE FRANKLIN & HACHIGIAN, LLP